The Baseball Club is Formed as New GKIG Subsidiary

HOUSTON, TEXAS, September 24, 2003....GK Intelligent Systems, Inc. (OTCBB: GKIG)
announced that on February 28, 2003 it created a new subsidiary, The Baseball Club, Inc. (TBC.) TBC will use GKIG's award-winning Smart OneSM learning technology, live media, realistic personalization technologies featuring prominent baseball stars, and targeted marketing strategies to attract and build an intimate personal bond with baseball fans. TBC will teach fans the game and sell them products and services in a way never before possible. The Baseball Club's goal is to increase consumer disclosure to aid baseball industry goods and service providers in more efficiently addressing consumer needs and interests. Such an approach could produce a significant improvement in their sales.

The Baseball Club will be marketed worldwide to Little League participants and to fans with online access. According to an ABC survey taken last year, 28% or approximately 80 million Americans call themselves fans. Little League Baseball Inc. reports current participation levels of almost 3 million players worldwide.

"Sports has no language barriers." said Gary Kimmons, GKIG President and CEO. "The baseball market is vast in America, the Latin American countries and in the Far East. We're excited about the markets TBC will open for GKIG technology. In addition, TBC's professional baseball players and coaches will help promote life skills that follow amateur players beyond the game."

GK Intelligent Systems is a rapidly emerging developer, provider and licensor of proprietary "intelligent" software technology products and supporting technologies designed to personalize nationally-branded products and services, with the objective of improving profitability and fostering higher levels of customer satisfaction and brand loyalty.

Statements in this news release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new or existing products, capital resources and future financial results are forward-looking. Forward-looking statements involve risks and uncertainties that may cause the Company's actual results in future periods to differ materially from those expressed. These uncertainties and risks include changing consumer preferences, lack of success of new products, loss of the Company's customers, competition and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

For further information, please contact Deanna Slater at (713) 972-1454.

Visit the GKIS Website at:  http://www.gkis.com/